THIS AMENDMENT AGREEMENT (this "Agreement") is made the 15th day of March 2023 (the "Effective Date")

BETWEEN:

(1) **Atnahs Pharma UK Limited**, a company registered in the United Kingdom under company number 08789556 with registered offices at Atnahs Pharma UK Ltd, Reg. No.: 08789556, Reg. Office: Sovereign House, Miles Gray Road, Basildon, Essex, England, United Kingdom, SS14 3FR ("**Pharmanovia**"); and

(2) **Aeterna Zentaris GmbH a** company registered in Germany under company number HRB 56000 with registered offices at Weismüllerstrasse 50, 60314 Frankfurt, Germany ("**AEZS**"),

each a "Party" and together the "Parties".

BACKGROUND:

(A) On 7 December 2020 Consilient Health Ltd ("**Consilient**") and AEZS entered into a Licence Agreement pursuant to which AEZS agreed to licence the Licensed Product to Consilient in the EEA and UK (the "**Licence Agreement**") and a Supply Agreement related to the supply by AEZS of the Licensed Product to Consilient ("**Supply Agreement**") (the License Agreement and the Supply Agreement hereinafter referred to as the "**Assigned Agreements**").

(B) As of the date hereof (the "**Effective Date**"), Consilientand Pharmanovia entered into an Assignment Agreement to assign the Assigned Agreements from Consilient to Pharmanovia (the "**Assignment Agreement**").

(C) AEZS has agreed to give its consent to the assignment of the License and the Supply Agreements from Consilient to Pharmanovia.

(D) Pharmanovia and AEZS have further agreed to amend the terms of the Licence Agreement and the Supply Agreement on the terms set out herein.

IT IS AGREED AS FOLLOWS:

1. INTERPRETATION

In this Agreement, capitalised terms shall have the meaning given in the Licence Agreement unless otherwise defined herein.

1.1 In this Agreement:

1.1.1 "including" means including without limitation; "include" and "includes" shall be construed accordingly;

1.1.2 references to statutory provisions include those statutory provisions as amended or re-enacted (and include any subordinate legislation made from time to time under those statutory provisions);

1.1.3 references to "person" shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having a separate legal personality).

2. ACKNOWLEDGEMENT AND CONSENT; SURVIVAL

2.1 AEZS hereby acknowledges and agrees to the assignment of the Assigned Agreements.

2.2 AEZS shall retain the right to proceed against Consilient for any and all claims related to any breaches, representations and warranties, damages, losses, liabilities and expenses that may at any time be incurred by AEZS due to acts, omissions or occurrences of Consilient relating to the License Agreement and the Supply Agreement which occur, accrue or arise prior to the Effective Date.

2.3 AEZS hereby confirms and acknowledges to Pharmanovia that the payments pursuant to clause 10.1 and clauses 10.2.1 (ii), (iv) and (v) of the Licence Agreement that have been incurred prior to the Effective Date are obligations of Consilient, and no payments are owing by Pharmanovia pursuant to such clauses for this period.

3. AMENDMENTS

AEZS hereby agrees with Pharmanovia, as of the Effective Date, to make the following amendments to the **Licence Agreement**:

3.1 Clause 11.3 of the Licence Agreement shall be deleted and replaced with the following:

"**Within ten (10) days of the end of each quarter Pharmanovia shall deliver to AEZS a draft report including an estimate of Net Sales of the Licensed Product and all payments from sublicensees in the Territory, on a country-by-country basis for the previous quarter**. Within thirty (30) days of the end of each quarter of the year, Pharmanovia shall deliver to AEZS an updated report setting forth, for such quarter, the following information, on a country-by-country, and Territory-wide basis: (a) Net Sales of the Licensed Product and all payments from sublicensees, (b) deductions taken from gross sales in the calculation of such Net Sales, (c) the royalty due hereunder for the sale of the Licensed Product, including all information pertaining to the calculation of each of the foregoing, and (d) the exchange rates, if any, used

in determining the amount of Euros. Following receipt of such report AEZS shall invoice Pharmanovia for the royalties due for the previous quarter and such invoice shall be payable within 30 days of receipt."

AEZS hereby agrees with Pharmanovia, as of the Effective Date, to make the following amendments to the **Supply Agreement**:

3.2 AEZS hereby agrees with Pharmanovia, as of the Effective Date, to delete clause 1.12 (definition of "FCA") of the Supply Agreement in its entirety without any replacement. All references to FCA in the Supply Agreement shall from the Effective Date be to EXW.

3.3 AEZS hereby agrees with Pharmanovia, as of the Effective Date, to delete Exhibit B to the Supply Agreement and replace it with the Exhibit B to this Agreement.

4. Renewal of Supplementary Agreements

4.1 Within sixty (60) days after the Effective Date, AEZS and Pharmanovia shall agree upon new terms and conditions for the following supplementary agreements to the License Agreement and the Supply Agreement in good faith, taking into consideration current developments and requirements of AEZS:

(a) The Quality Agreement as Exhibit C to the Supply Agreement; and

(b) the agreement upon safety data exchange procedures (Pharmacovigilance Agreement) as defined in clause 8 of the License Agreement

("**Supplementary Agreements**").

4.2 As long as AEZS and Pharmanovia did not agree upon the renewal of the Supplementary Agreements according to section 5.1, the Supplementary Agreements as in force on the Effective Date shall apply with the proviso that as soon as new terms and conditions for the Supplementary Agreements are agreed upon, these new terms and conditions shall apply retroactively to the date (60) days after the Effective Date.

5. Governing Law and Jurisdiction

5.1 This Agreement shall be governed by and construed in accordance with the law of Germany excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and without regards for the conflicts of laws principles thereof.

5.2 For all disputes arising out of or in connection with this Agreement, the Parties submit to the exclusive jurisdiction of the ordinary courts of Frankfurt am Main, Germany, without restricting any right of appeal.

AGREED by the Parties through their duly authorised representatives on the date written at the top of the first page of this Agreement:

For and on behalf of:

Atnahs Pharma UK Limited

Signed DocuSigned by: Neeshe Williams 7815BE9A93724EA...

Full Name Neeshe Williams

Title General Counsel and Director

For and on behalf of:

Aeterna Zentaris GmbH

Signed DocuSigned by: EB8C7523BA684C1...

Full Name Dr. Klaus Paulini

Title Managing Director, President and CEO

Aeterna Zentaris GmbH

Signed DocuSigned by: Dr. Eckhard Guenther CB14786AD485451...

Full Name Dr. Eckhard Guenther

Title Managing Director

Exhibit B

Price, Order quantities, Delivery address, Lead time and Minimum Shelf Life

1. Unit Price for European Economic Area (EEA): EXW, Incoterms 2020

The transfer Price for one (1) Unit of Licensed Product depends on the units ordered and is listed in the following table. The price is set for the period January 1st, 2023 to December 31st, 2024

Ordered Units	Price/ Unit (EUR)
240	60,00
480	50,00
1440	43,00

2. Unit Price for United Kingdom (UK): EXW-Goettingen, Incoterms 2020

The transfer Price for one (1) Unit of Licensed Product depends on the units ordered and is listed in the following table. The price is set for the period January 1st, 2023 to December 31st, 2024

Ordered Units	Price/ Unit (EUR)*
240	49,00
480	44,00
1440	41,00

*: Price per Unit includes commercial invoice; export documentation and loading of the vehicle; Export Duty & Taxes will be invoiced separately to Contract Giver

Lead-time

Licensed Product	Lead time
Macimorelin Aeterna Zentaris 60 mg granules in sachet for oral suspension	6 months

Minimum Shelf Life

Licensed Product	Minimum Shelf Life
Macimorelin Aeterna Zentaris 60 mg granules in sachet for oral suspension	30 months*

* The minimum shelf life may be extended to 36 months after approval.